Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

ECP ESSENTIAL INFRASTRUCTURE INCOME FUND

This Certificate of Trust is being filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:.

1.          The name of the trust is ECP ESSENTIAL INFRASTRUCTURE INCOME FUND (the “Trust”).

2.          The name and address of the Registered Agent in the State of Delaware is Corporation Service Company and its address is located at 251 Little Falls Drive, Wilmington, County of New Castle, 19808.

3.          The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.          The name of the initial trustee is Peter Labbat and the business address of the trustee is c/o Energy Capital Partners Management, LP, 40 Beechwood Road, Summit, NJ 07901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust this 22nd day of April, 2021.

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Initial Trustee